EXHIBIT 8.1


                            Baer Marks & Upham LLP
                               805 Third Avenue
                           New York, New York 10022
                          Telephone: (212) 702-5700
                          Facsimile: (212) 702-5941

June 11, 1996

Tyco Toys, Inc.
6000 Midlantic Drive
Mt. Laurel, New Jersey 08054
Re: Tax Opinion

Ladies and Gentlemen:

   Tyco Toys, Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act 1933, as amended (the "Act") relating to the registration of: (i) 16,100,000 Depositary Shares (the "Depositary Shares"), each Depositary Share representing one-twentieth of a share of Series C Mandatorily Convertible Preferred Stock, $0.10 par value per share (the "Preferred Stock") of the Company, (ii) 805,000 shares of Preferred Stock and (iii) 17,887,100 shares of Common Stock, $0.10 par value (the "Common Stock"), of the Company to be issued upon conversion of the Preferred Stock. The Depositary Shares will be represented by depositary receipts to be issued pursuant to a Deposit Agreement to be entered into between the Company and Midlantic Bank N.A.

   We have acted as special counsel to the Company in connection with the preparation of the Registration Statement. In so acting, we have examined such records and documents, including the Registration Statement, as we have deemed relevant and necessary as the basics of our opinion set forth below. On the basis of the foregoing, our opinion under present United States federal income tax laws is set forth in the Registration Statement under the caption "Certain Federal Income Tax Considerations." This opinion is limited by the qualifications set forth in the Registration Statement under the caption "Federal Income Tax Considerations." It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

   We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under the provisions of the Act or the rules and regulations of the Commission promulgated thereunder.
                                                        Very truly yours,

JMH:JMC:IWD